Exhibit 99.1
ALLIANCE BANK®
Discover What Better Means
For Immediate Release

Contacts:	Dan Erickson	Cindy Walters
	Executive Vice President	Senior Vice President
	Chief Financial Officer	Director of Marketing
and Communications
	(310) 258-9302	(949) 223-4910
Alliance Bancshares California Reports
2007 Operating Results
Culver City, CA (February 27, 2008) Alliance Bancshares California, (OTC BB: ABNS.OB) the holding company for Alliance Bank, reported net earnings of $4.1 million for the year ended December 31, 2007 as compared to $8.0 million for the same period in 2006. Basic and diluted earnings per share were $0.45 for the year ended December 31, 2007 as compared to $1.10 and $1.05, respectively, for the same period in 2006.
Total assets increased to $1.07 billion at December 31, 2007, up 22% from a year ago. Gross loans increased to $904.5 million, up 27% from December 31, 2006. Loan growth was primarily commercial loans and commercial real estate loans. The Company does not make subprime or traditional residential real estate loans (other than home equity lines of credit which totaled $20 million at December 31, 2007).
Curtis S. Reis, Chairman and Chief Executive Officer, stated “We have been operating in a challenging economic environment beginning in 2007. The continuing housing slump in Southern California and the nation and its uncertain future have unfavorably impacted our homebuilding borrowers and the value of their collateral. As a result, our construction loan delinquencies and non-performing assets increased during 2007 resulting in an increase in the provision for loan losses. We expect the economic environment to remain weak in 2008 with credit costs in our residential construction loan portfolio to remain at elevated levels. Despite this environment, we have seen continued growth in several of our other core businesses including commercial and industrial loans, commercial real estate loans, healthcare banking and asset based lending. We will strive to meet the needs of our good customers throughout all economic conditions. In the end, we know that California is one of the most vibrant economies in the world and it will eventually recover. In the meantime, we are taking steps to reduce our operating expenses and will control growth until we see a more favorable economic outlook.”

Net Interest Income
Net interest income before the provision for loan losses increased from $38.7 million for the year ended December 31, 2006 to $43.1 million for the same period of 2007. The Company’s net interest margin decreased from 5.16% for the year ended December 31, 2006 to 4.57% for the same period of 2007. The decrease in net interest margin was due to in part to construction loans constituting a smaller part of our loan portfolio (30% at December 31, 2007 versus 37% one year ago). Real estate loans represent 40% of the portfolio up from 34% as of December 31, 2006. Commercial and industrial loans increased from $204 million on December 31, 2006 to $262 million one year later and represent about 29% of our total loan portfolio. Net interest margins were also negatively affected by the increase in the volume of certificates of deposit and the higher rates paid on these deposits. Growing core deposits has been a challenge for most banks and Alliance is no exception. Much of the Bank’s emphasis in 2008 will be on improving our deposit mix.
Non-Performing Assets and Provision for Loan Losses
Non-performing assets increased from $6 million at December 31, 2006 to $30 million at December 31, 2007 primarily due to the weakness in housing and the current economic environment. Non-performing assets including $29 million of non-accrual loans, substantially all of were construction loans, and $1 million foreclosed real estate.
The loan loss provision increased to $10.4 million for the year ended December 31, 2007 from $3.9 million in 2006 due to the housing slump and the increase in the nonperforming assets.
Non Interest Income
Non-interest income increased by 28% during the year ended December 31, 2007 as compared to 2006 primarily due to the gain on the participation of approximately $52 million of commercial real estate loans in July. The Company plans to continue to sell commercial real estate loans, or participation interests in the loans, from time to time based on capital and liquidity needs and as markets permit.
Non Interest Expense
Non-interest expense increased by 20% during the year ended December 31, 2007 as compared to 2006. This increase was primarily due to the addition of employees at the Bank’s new Westside Regional Banking Center on Wilshire Blvd in West Los Angeles, which opened in July, as well as continued growth of the Bank.
Capital
The Company’s total capital as defined for regulatory banking purposes reached nearly $95 million at December 31, 2007, up from $89 million one year ago. This increase was due to retained earnings and an increase in the allowance for loan losses. At December 31, 2007, the Company and the Bank met all applicable regulatory capital requirements and the Bank was “well capitalized” as defined under applicable regulations. The Company’s Total Capital to Risk-Weighted Assets, Tier 1 Capital Risk-Weighted Assets and Tier 1 Capital to Average Assets were 10.3%, 7.9% and 7.4%, respectively. The Bank’s Total Capital to Risk-Weighted Assets, Tier 1 Capital Risk-Weighted Assets and Tier 1 Capital to Average Assets were 10.1%, 8.1% and 7.3%, respectively.
* * * *

Alliance Bancshares California is holding company of Alliance Bank. Alliance Bank is one of the leading independent business banks headquartered in Southern California. Alliance Bank offers a wide range of financial solutions tailored to meet the needs of small to mid-sized businesses, professionals and executives. Alliance Bank’s strategy focuses on delivering progressive products and services including deposit and cash management services as well as commercial, small business, asset-based, construction and real estate financing. Founded in 1980, Alliance Bank has regional banking centers in Culver City, Irvine, Woodland Hills, Burbank and West Los Angeles. Find Alliance Bank on the Web at www.allbank.com.
Statement in the news release that are not historical facts or which refer to Company’s expectations or beliefs constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements regarding the Company’s future performance or financial condition are based on current information and are subject to a number of risks and uncertainties that could cause actual results to differ significantly from those expected at this time. These risks and uncertainties relate to such matters as, but are not limited to: increased competition from other financial institutions; changes in local national economic conditions and changes in Federal Reserve Board monetary policies, which could cause interest rates to increase, and loan demand to decline, and thereby reduce net margins and operating results; increased government regulation which could increase the cost of operations; the Company’s ability to successfully enter new markets or introduce new financial products or services; the costs and the possible adverse impact on operating results of planned growth and expansion; and continued performance of the Company’s loan portfolio.
These, as well as other factors and uncertainties, are discussed in greater detail in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Readers are urged to review those reports and are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this news release. The Company also disclaims any obligation to update forward-looking statements whether as a result of new information, future events, or otherwise.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
	(Dollars in thousands)
Assets
Cash and due from banks	$17,325	$18,732
Federal funds sold	26,925	28,810

Total cash and cash equivalents	44,250	47,542
Time deposits with other financial institutions	1,251	2,556
Securities held to maturity, fair market value $106,282 at December 31, 2007; $104,153 at December 31, 2006	105,946	104,627
Loans held for sale	—	305
Loans, net of the allowance for loan losses of $15,284 at December 31, 2007; $9,195 at December 31, 2006	887,652	700,189
Equipment and leasehold improvements, net	4,795	4,286
Accrued interest receivable and other assets	22,709	16,257

Total assets	$1,066,603	$875,762

Liabilities, Redeemable Preferred Stock and Shareholders’ Equity
Deposits:
Noninterest bearing demand	$147,242	$157,265
Interest bearing:
Demand	9,834	12,817
Savings and money market	197,076	183,692
Certificates of deposit	506,180	363,094

Total deposits	860,332	716,868
Accrued interest payable and other liabilities	6,271	7,774
FHLB advances	80,000	50,000
Securities sold under agreements to repurchase	35,364	20,000
Junior subordinated debentures	27,837	27,837

Total liabilities	1,009,804	822,479

Commitments and contingencies	—	—
Redeemable preferred stock:
Serial preferred stock, no par value:
Authorized—20,000,000 shares
7% Series A Non-Cumulative Convertible Non-Voting:
Authorized and outstanding—733,050 shares at December 31, 2007 and 2006	7,697	7,697
6.82% Series B Non-Cumulative Convertible Non-Voting:
Authorized and outstanding—667,096 shares at December 31, 2007 and 2006	11,319	11,319

Total redeemable preferred stock	19,016	19,016

Shareholders’ equity:
Common stock, no par value:
Authorized—20,000,000 shares Outstanding—6,177,879 shares at December 31, 2007; 6,151,679 shares at December 31, 2006	6,722	6,600
Additional paid-in capital	1,110	502
Undivided profits	29,951	27,165

Total shareholders’ equity	37,783	34,267

Total liabilities, redeemable preferred stock and shareholders’ equity	$1,066,603	$875,762

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Year Ended December 31,
	2007	2006	2005
	(Dollars in thousands)
Interest Income:
Interest and fees on loans	$72,573	$59,964	$34,300
Interest on time deposits with other financial institutions	69	168	135
Interest on securities held to maturity	5,253	4,252	2,747
Interest on federal funds sold	2,037	1,309	519

Total interest income	79,932	65,693	37,701

Interest Expense:
Interest on deposits	30,788	22,076	10,105
Interest on FHLB advances	2,864	2,028	1,338
Interest on securities sold under agreements to repurchase	1,082	1,128	53
Interest on junior subordinated debentures	2,055	1,717	949

Total interest expense	36,789	26,949	12,445

Net interest income before provision for loan losses	43,143	38,744	25,256
Provision for Loan Losses	10,416	3,888	2,510

Net interest income	32,727	34,856	22,746
Non-Interest Income:
Service charges and fees	1,187	1,095	883
Net gains on sales of loans held for sale	1,012	463	711
Broker fees on loans	222	321	820
Other non-interest income	1,040	835	594

Total non-interest income	3,461	2,714	3,008
Non-Interest Expense:
Salaries and related benefits	16,567	13,190	8,056
Occupancy and equipment expenses	3,865	2,999	2,381
Professional fees	1,630	1,538	799
Data processing	847	833	776
Other operating expense	5,678	5,322	3,648

Total non-interest expense	28,587	23,882	15,660

Earnings Before Income Tax Expense	7,601	13,688	10,094
Income tax expense	3,503	5,681	3,882

Net Earnings	$4,098	$8,007	$6,212

Earnings per Common Share:
Basic earnings per share	$0.45	$1.10	$0.93
Diluted earnings per share	$0.45	$1.05	$0.90
To receive a copy of our financial reports or to be put on the Company’s mailing list, please contact Cindy Walters, Senior Vice President/Director of Marketing at (949) 223-4910 or by email at cwalters@allbank.com.
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